Exhibit 99.1

DICKINSON WRIGHT PLLC

2600 West Bio Beaver Road, Suite 300

Troy, MI 48084-3312

Telephone: (248) 433.7200

Facsimile: (248) 433-7274

http://www.dickinsonwright.com

August 28, 2015

VIA FEDEX

Great Lakes Aviation, Ltd.

Attention: Stanley Gadek

Vice President and Chief Financial Officer

1022 Airport Parkway

Cheyenne, WY 82001

Re:	Loan Agreement between Callidus Capital Corporation (“Lender”) and Great Lakes Aviation, LTD., an Iowa corporation (“Borrower”), dated as of December 19, 2014 (the “Loan Agreement”)

Dear Mr. Gadek:

Dickinson Wright PLLC is legal counsel to Lender in connection with the loan evidenced by the Loan Agreement (the “Loan”). Capitalized terms used, but not defined, herein have the meaning ascribed to such terms in the Loan Agreement.

On behalf of Lender, please be advised that you are hereby formally notified that Borrower is in default of its obligations under the Credit Documents as a result of Borrower’s failure to meet the required Fixed Charge Coverage Ratio for the Test Period ended June 30, 2015. Such failure constitutes an Event of Default under the Credit Documents, and as a result of such Event of Default, you are hereby notified that (1) the provisions of the Credit Documents applicable during the occurrence and continuance of an Event of Default are now applicable in full force and effect, and (2) Lender reserves all rights and remedies available to it under the Credit Documents and applicable law.

Please note that any negotiations between Borrower, Lender or the undersigned shall not constitute a waiver of the Lender’s ability to exercise any and all rights and remedies under the Credit Documents, or otherwise at law or in equity. Any such waiver shall not be effective unless set forth in writing, duly executed by an authorized representative of Lender. Borrower shall not be entitled to rely upon any oral statements made or purported to be made by or on behalf of the Lender in connection with any alleged agreement by or on behalf of the Lender to refrain from exercising any of its rights under the Credit Documents or otherwise at law or in equity. This letter does not entitle Borrower to any notice or demand.

Great Lakes Aviation, Ltd.

Attention: Stanley Gadek

August 28, 2015

Additionally, please note that Lender has not received notice of any pending bankruptcy proceedings affecting Borrower. If the Borrower is a debtor in a bankruptcy proceeding subject to the provisions of the United States Bankruptcy Code (the “Code”), this letter is merely written notice made to Borrower in connection with the Credit Documents and in compliance with applicable law. This letter is not an act to collect, assess or recover a claim against a debtor in a bankruptcy proceeding, nor is this letter intended to violate any provision of the Code. Any claims against a debtor in a bankruptcy proceeding will be properly asserted in compliance with the Code in the respective bankruptcy proceeding.

Very truly yours,

/s/ James B. Cunningham

James B. Cunningham